UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2013

United Security Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-14549	63-0843362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (334) 636-5424

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, at the Annual Meeting of Shareholders of United Security Bancshares, Inc. (the “Company”) on May 16, 2013, the shareholders of the Company approved the United Security Bancshares, Inc. 2013 Incentive Plan (the “2013 Incentive Plan”). The Board of Directors of the Company previously approved the 2013 Incentive Plan, subject to shareholder approval. The 2013 Incentive Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, awards of restricted stock and restricted stock units and performance compensation awards, including performance-based cash bonuses, to employees, non-employee directors and certain consultants of the Company and its affiliates, including First United Security Bank. A total of 600,000 shares of the Company’s common stock are reserved for issuance under the 2013 Incentive Plan. Except as may otherwise be determined by the Board of Directors, the 2013 Incentive Plan will be administered by the Compensation Committee of the Board of Directors, which committee shall have the authority to, among other things, grant awards under the 2013 Incentive Plan and prescribe the terms and conditions of such awards. Persons eligible to participate in the 2013 Incentive Plan include all members of the Board of Directors of the Company (comprised of eleven persons), all employees, including officers, of the Company and its affiliates (currently approximately 290 persons) and any consultants of the Company and its affiliates. No determinations have been made to date with respect to the types or amounts of awards that may be granted to specific individuals pursuant to the 2013 Incentive Plan.

The foregoing summary of the 2013 Incentive Plan is qualified in its entirety by reference to the full text of the 2013 Incentive Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A more detailed summary can also be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 3, 2013.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	United Security Bancshares, Inc. 2013 Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED SECURITY BANCSHARES, Inc.

Dated: May 22, 2013	By:	/s/ Beverly J. Dozier
	Name:	Beverly J. Dozier Vice President, Secretary and Assistant Treasurer